                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made and entered into as of this 4th day of January 2001 by and between MICHAEL JORDAN ("Jordan"), an individual with an address care of SFX Sports Group, Inc., 5335 Wisconsin Avenue, NW, Suite 850, Washington, DC 20015 (Attn: Curtis J. Polk) and PTN MEDIA, INC. ("PTN Media"), a Michigan corporation, with an address of 455 East Eisenhower Parkway, Suite 15, Ann Arbor, Michigan 48108.

                                    RECITALS

         WHEREAS, PTN Media is a Michigan-based company engaged in the development, promotion, advertisement and sale of Palm, Inc. products;

         WHEREAS, PTN Media desires to obtain, and Jordan is willing to grant, an exclusive license to use Jordan's name, image, likeness and endorsement (herein the "Licensed Property") (all as approved in writing by Jordan) in connection with the proposed advertisement, promotion and sale of Palm, Inc. products, including, without limitation, the Palm Pilot series (herein, the "Palm Products").

         NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Definitions. As used herein, the terms set forth below shall be defined as follows:

                  (A) "Licensed Property" shall include only the right to use Jordan's name, image, likeness and endorsement of Jordan, all as approved in writing by Jordan pursuant to the terms of this Agreement;

                  (B)      "Contract Territory" shall mean the entire world;

                  (C) "Contract Year" shall mean the twelve (12) month period commencing on each first day of December during the Term and concluding on the last day of November during the Term;

                  (D) "Licensed Products" shall mean Palm, Inc. brand of Palm Pilot electronic organizers including Palm III, Palm IIIx, Palm V, Palm Vx and M100.

         2. Grant of License.

                  (a) Subject to the terms and conditions of this Agreement, Jordan hereby grants to PTN Media an exclusive license (the "License") throughout the Contract Territory to use, distribute, display and transmit the Licensed Property, as defined above in Section 1(A) only in the form, for the purposes and in the manner, as expressly approved in writing in advance, by him in connection with the proposed manufacture, advertisements in print media, television and radio media, outdoor media and online media, distribution and sale of certain approved Licensed Products, as defined above in Section 1(D), and in the channels of distribution expressly approved in writing in advance by Jordan. Subject to Palm's express acknowledgment of the terms and conditions of this Agreement, PTN Media shall have the limited right to subcontract with Palm in connection with the License; provided, however, that in all events any such subcontract or sublicense to Palm shall be subject to the express prior written consent of Jordan.

                  (b) Any products approved as Licensed Products shall be listed on Schedule 1 attached hereto and initialed by the parties. Any new item sought to be included as a Licensed Product must be expressly approved and authorized in writing by Jordan. Upon Jordan's approval, any such new items shall be set forth in an updated Schedule 1 expressly authorized and executed by Jordan.

         3. Retention of Licensed Rights. All rights to the Licensed Property not specifically granted to PTN Media in this Agreement are reserved to Jordan, and Jordan shall retain all rights in and to the Licensed Property, and whether during the Term or any extension thereof, Jordan shall not be prevented from using, or permitting others to use, the Licensed Property to in connection with any product or service, including computer hardware, accessories and any internet or handheld service in any manner whatsoever within the Contract Territory. PTN Media further agrees that upon the expiration or other termination of this Agreement, for any cause whatsoever, it and Palm will immediately cease using the Licensed Property, Jordan's name, or any facsimile thereof, for advertising, promotional, or any other purpose whatsoever.

                  (a) Subject to the terms of this Agreement, Jordan shall continue to own all right, title and interest in and to the Licensed Property; Jordan shall, however, have no right, title or interest in or to Palm Products or any content therein, and PTN Media shall have sole contact with Palm in connection with the development, format, contents and all other aspects in connection with Licensed Products provided it is in compliance with the provision hereof as to approval rights of Jordan.

         4. Compensation and Royalties. In consideration for the License granted herein and for the services to be performed by Jordan hereunder, PTN Media shall pay to Jordan the following amounts:

                  (A) Annual Compensation. PTN Media shall pay Jordan Minimum Annual Royalty Compensation ("Minimum Annual Royalty Compensation") of the sum of One Million Dollars ($1,000,000) for the First Contract Year (December 1, 2000 through November 30,2001); One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) for the Second Contract Year (December 1, 2001 through November 30, 2002); and One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) for the Third Contract Year (December 1, 2002 through November 30, 2002). The payment schedule shall be as follows: Fifty Percent (50%) of the Annual Compensation for each Contract Year shall be paid to Jordan on or before December 1 of the applicable Contract Year; and Fifty Percent (50%) of the remaining Annual Compensation for each such Contract Year shall be paid to Jordan on or before June 1 of the applicable Contract Year; provided, however, that the first payment of $500,000 shall be paid to Jordan upon the execution of this Agreement. The Minimum Annual

                           Royalty Compensation contemplated hereby shall be treated as an advance against the royalty payments due hereunder.

                  (B) Royalty Compensation. PTN Media shall pay Jordan Royalty Compensation ("Royalty Compensation") equal to twelve percent (12%) of "Gross Proceeds," as defined herein, on the sale of Licensed Products during each Contract Year of the Term. "Gross Proceeds" shall mean the aggregate of all sales of Licensed Products sold by or on behalf of PTN Media, less any actual returns. However, in each Contract Year, the Minimum Annual Royalty Compensation shall first be credited against the Royalty Compensation; provided, however, that for purposes of calculating the Royalty Compensation for the First Contract Year, the Minimum Annual Royalty Compensation to be credited against the Royalty Compensation for the First Contract Year shall be One Million One Hundred and Twenty Five Thousand Dollars ($1,125,000). For purposes of this Agreement, the quarters are as follows: (1) August 1 to October 31; (2) November 1 to January 31; (3) February 1 to April 30; and (4) May 1 to July 31.

                  (C) Statements. Within thirty (30) days following the conclusion of each quarter of each Contract Year ("Quarter") during the Term, PTN Media shall submit to Jordan and SFX Sports a written report ("Report") itemizing the Gross Proceeds of Licensed Products and the corresponding Royalty Compensation earned by Jordan in such Quarter. Late payments shall accrue interest at 1.5% per month.

                  (D) Right to Audit. PTN MEDIA further agrees that it shall maintain accurate books and records in connection with the sale of the Licensed Products, in sufficient detail to enable royalties payable hereunder to be determined, and shall retain books and records which pertain to a particular Contract Year for two (2) years after the end of that Contract Year. Up to two (2) times per Contract Year, Jordan shall have the right to inspect and make copies of such books and records of PTN MEDIA as they relate to the computation of royalties due and owing to Jordan hereunder (each, an "Inspection"). Any Inspection made by Jordan shall be at Jordan's sole cost and expense; provided, however, should any Inspection reveal a discrepancy in PTN Media's books and records equal to or greater than ten percent (10%) of the Royalty Payments (as computed by PTN MEDIA), then in such instance PTN MEDIA shall reimburse Jordan for the reasonable cost and expense of such Inspection.

                  (E) Minimum Guarantee. PTN Media and Jordan agree that in the event the total Royalty Payments for any given Contract Year are less than the Minimum Annual Royalty Compensation for such Contract Year, PTN Media's sole obligation in connection with the Royalty Payments shall be to pay Jordan the Minimum Annual Royalty Compensation for such Contract Year, and provided PTN MEDIA makes all payments pursuant to this Agreement, Jordan shall have no right to terminate this Agreement based upon a royalty shortfall.

         5. Promotional Services. In connection with the foregoing and in accordance with the approval language contained hereunder, Jordan agrees to cooperate with, and make himself reasonably available to, PTN Media for a one-time, one hour photo shoot prior to the release of the Licensed Products, which photos shall be used by PTN Media for advertising, promotion and public relations purposes only. PTN Media agrees that the photo shoot shall be subject to (a) Jordan's approval of location and venue, and (b) Jordan's schedule, all in Jordan's absolute discretion. Furthermore, PTN Media agrees that it shall reimburse Jordan for all necessary expenses relating to Jordan's participation in such photo shoot, including the cost of a private jet for Jordan, if the photo shoot is outside of Chicago, and the cost of first class air fare for a representative of Jordan to attend such photo shoot. Other than the one-time photo shoot, PTN Media and Palm agree and acknowledge that Jordan shall have no other personal obligations to make any promotional appearances whatsoever under the terms of this Agreement.

         6. Products for Jordan. PTN Media agrees to donate, or cause Palm to donate, in Jordan's name, an agreed upon number of M100 Jordan edition Palm Pilots to such educational institution as shall be designated by Jordan. PTN Media further agrees to provide Jordan and his wife with thirty-six (36) complementary M100 Jordan edition Palm Pilots and to arrange for a training session for Jordan and his wife at their home in Chicago.

         7. Approvals. PTN Media and Palm agree to submit to Jordan and his business representatives, SFX Sports, for their approval, a copy of all packaging, advertising, promotional materials, product samples, and any plans relating to the Licensed Products utilizing Jordan's likeness at least fourteen
(14) calendar days prior to their release to the general public. PTN Media and Palm further agree that such packaging, advertising, promotional materials, product samples and Licensed Products shall not be released without prior written approval of Jordan and SFX Sports.

         8. Warranties, Indemnification and Remedies.

                  (a) Jordan warrants and represents that he owns all right, title and interest in and to the Licensed Property. Jordan further represents, warrants and agrees that he has the full right, power and authority to enter into this Agreement and to grant the rights granted herein without violating any other agreement or commitment of any sort to which he is a party or by which he is bound; and that to the best of his knowledge, the use of the Licensed Property as contemplated in this Agreement does not and will not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret or other proprietary, publicity or privacy right of any third party, and PTN Media's use of the Licensed Property in connection with the manufacture, advertisement, distribution and sale of Licensed Products as provided herein shall not (with respect only to the said Licensed Property) violate any rights of any kind or nature of any third party. Excluded expressly herefrom are any representations as to the Palm Products and any uses made of such items or any matters not expressly approved in writing in advance by Jordan.

                  (b) Jordan shall defend, indemnify and hold harmless PTN Media and its successors, permitted assigns, affiliates, officers, directors, agents and employees, from and against any action, suit, claim, damages, liability, costs and expenses (including reasonable attorneys' fees), arising out of or in any way connected with any breach of any representation, warranty or agreement made by Jordan herein. PTN Media shall give Jordan prompt notice of any such claim or of any threatened claim. Neither Jordan nor PTN Media shall agree to the settlement of any such claim, demand or suit prior to final judgment thereon, nor issue any statement or file any document that would increase the risk of Jordan, without the written consent of Jordan.

                  (c) PTN Media hereby represents, warrants and agrees that it has the full right, power and authority to enter into this Agreement and agrees that it will not infringe or misappropriate any trademark, patent, copyright, trade secret or other proprietary, publicity or privacy right of any third party in connection with its use and/or marketing of the Licensed Property, and that the manufacture, sale and distribution of Licensed Products shall comply with all laws, regulations or other governmental requirements of all kinds, and that the Licensed Products shall not cause injury or damage of any kind to any user or other third party. PTN Media shall defend, indemnify and hold harmless Jordan and his successors, assigns, agents and employees, from and against any action, suit, claim, damages, liability, costs and expenses (including reasonable attorneys' fees), arising out of or in any way connected with: (i) any breach of any representation, warranty or agreement made by PTN Media herein; and (ii) any product and/or service manufactured, sold, marketed, promoted or distributed by PTN Media or any of its licensees, subcontractors or assigns. Mr. Jordan shall give PTN Media prompt notice of any such claim or of any threatened claim. Without limiting any obligations hereunder, PTN Media, itself or through Palm, as a condition to the use of any of the Licensed Property hereunder, shall obtain and maintain product liability insurance and comprehensive liability insurance, covering and protecting, as additional insureds, Jordan and his officers, directors, employees, agents and representatives, with coverage amounts consistent with industry standards, but no less than five million dollars ($5,000,000) per occurrence.

                  (d) The parties' indemnification obligations set forth in the foregoing paragraphs shall survive the termination of this Agreement.

         9. Term. The term of this Agreement shall be three (3) years from the date hereof, commencing December 1, 2000 and concluding November 30, 2003, unless sooner terminated pursuant to the terms of this Agreement.

         10. Parties' Rights of Termination.

                  (e) This Agreement may be terminated by either party, upon written notice to the other, if: (i) the other party files a petition for bankruptcy or is adjudicated a bankrupt, (ii) a petition in bankruptcy is filed against the other party, (iii) the other party makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law, (iv) the other party discontinues its business, (v) a receiver is appointed for the other party or its business or (vi) the other party breaches any material provision hereof and such breach is not cured within ten
(10) days after notice thereof.

                  (f) Termination of this Agreement shall not extinguish any of PTN Media's or Jordan's rights or obligations under this Agreement, which by their express terms continue after the date of termination; provided, however, that in the event Jordan terminates this Agreement, PTN Media's obligation to pay Jordan shall remain in full force and affect, further provided that the License shall immediately be terminated and neither PTN nor any of its licensees or subcontractors shall have the right to use the Licensed Property in connection with the Licensed Products in any manner whatsoever. Termination of this Agreement shall be without prejudice to any other rights that either party may have at law or in equity, and shall not affect the rights of end-users to continue to use all distributed copies of Palm Products.

         11. Assignment. This Agreement and the rights granted hereunder are personal to the parties and shall not be assigned without the prior written consent of the other party; provided, however, that Jordan may assign this Agreement to any wholly or majority owned subsidiary or affiliated party. Subject to the foregoing, this Agreement will bind the parties and their respective successors and permitted assigns.

         12. Independent Contractor. Each party shall be deemed to have the status of an independent contractor, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint ventures. Accordingly, PTN shall not make any withholding for tax purposes from any payment due or payable to Jordan hereunder.

         13. No Brokers. All negotiations relative to this Agreement have been carried on by the parties directly, without the intervention of any person as a result of any act of either party (and, so far as known to either party, without the intervention of any such person) in such manner as to give rise to any valid claim against the parties hereto for brokerage commissions, finder's fees or other like payment.

         14. Miscellaneous Provisions.

                  (a) Entire Agreement. This Agreement, and all other documents expressly referred to herein, contains the entire agreement of the parties with respect to its subject matter and supersedes all prior negotiations, agreements and understandings, written or oral, with respect to such subject matter. The terms of this Agreement shall be waived or amended only by the written agreement of the parties. No delay or omission of either party in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

                  (b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules thereof.

                  (c) Trademarks. In the event PTN Media or Palm desire to register, at their own expense, at any time during the Term of this Agreement a logo, trademark, service mark, design or trade name ("Mark") in any party of the Contract

                           Territory which includes any part or all of the Licensed Properties, PTN Media or Palm may do so only with the express written consent of Jordan, and, if Jordan grants his consent and is requested by PTN Media, Jordan shall execute any and all documents which PTN Media reasonably believes to be necessary and/or desirable for the successful registration and protection of such Mark; provided, however that such registration shall be limited to those categories which are directly related to the Licensed Products. Upon termination or expiration of this Agreement, PTN Media shall assign all of its rights in those portions of the Marks that are part of the Licensed Property to Jordan.

                  (d)      Arbitration.

                           (ii) Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined in arbitration in the City of New York pursuant to the rules and then obtaining of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon in the Supreme Court of the State of New York the United States District Court for the Southern District of New York or in any other court of competent jurisdiction to which jurisdiction the parties hereby expressly consent. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated by either personal service upon a party or by overnight courier delivery duly addressed to it, at the address or addresses of such party of such party or parties as herein set forth.

                           (iii) Anything otherwise hereinabove provided to the contrary notwithstanding any dispute between the parties which involves a third party action or proceeding, including, but not limited to, cross-claims and third party action or interpleader action or proceeding, arising under the indemnification provisions hereof or otherwise, shall not at the election of the party subject to such third party action or proceeding, be subject to arbitration (even though the same would have been arbitrable as between the parties and the action or proceeding been initiated by one of them against the other), but shall be resolved exclusively within the said action, and the other party hereto expressly consents to the jurisdiction of and in the court in which such action or proceeding is pending.

                  (e) Benefit. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

                  (f) Interpretation. Each party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any ambiguity or uncertainty existing herein shall not be interpreted against either of them. The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

                  (g) Notices. Whenever, under the terms of this Agreement, any notice or other communication is required or permitted to be given by one party to the other, such notice or other communication shall be in writing and shall be deemed to have been sufficiently given if personally delivered, telecopied, or sent by overnight courier addressed to the party to whom it is to be given, at the address set forth at the end of this Agreement. Until further notice from Jordan, any notices intended for him shall be sent contemporaneously to Estee Portnoy, with an address care of SFX Sports Group, Inc., 5335 Wisconsin Avenue, NW, Suite 850, Washington, DC 20015. A notice or other communication shall be deemed received (i) upon receipt, if personally delivered, (ii) on the first business day after dispatch, if sent by overnight courier, and (iii) on the first business day after dispatch, if transmitted by telecopy. Either party hereto may change their address by written notice in accordance with this Section.

                  (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

                  (i) Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect, and the invalid provision shall be replaced by the legal provision which most clearly achieves the intent of the invalid provision.

                  (j) Confidentiality.

                           (i) Each party agrees that all information, trade secrets of the party, product plans, designs, ideas, concepts, costs, finances, market plans, business opportunities, personnel, research, development or know-how and any other non-public technical or business information of a party, including, but not limited to, financial data and other data (collectively, the "Proprietary Information") is and shall remain the property of the disclosing party. Each party agrees that it shall hold the other's Proprietary Information in the strictest confidence and shall use such Proprietary Information only in connection with its performance under this Agreement. Each of them further agrees that it shall not disclose the other's Proprietary Information internally except to that minimum number of employees, agents, attorneys and accountants to whom such disclosure is necessary, with each such person to be advised of, and bound by, the confidentiality requirements hereunder. Each party shall return the other's Proprietary Information promptly upon the other's written request.

                          (ii) The requirements of paragraph 14(a) above shall not apply to (a) Proprietary Information previously known to the receiving party free of any obligation to keep it confidential, (b) Proprietary Information that has been or is subsequently made public other than in breach of this Section or (c) any Proprietary Information the disclosure of which is required under any applicable law.

                         (iii) Each party agrees that in the event of any breach of this Section the non-breaching party would be irreparably and immediately harmed and that money damages would not be a sufficient remedy for any such breach. It is accordingly agreed that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 13, in addition to all other remedies available to such party at law or in equity.

         (k) Right of Sell Off. Upon the expiration or sooner termination of the Term, PTN Media and Palm shall have the right to distribute and sell-off its inventory of Licensed Products for a period of one-hundred and eighty (180) days ("Sell-Off Period") after expiration or termination of this Agreement; provided, however, that PTN Media shall not have the right to use the Licensed Property to promote or advertise the Licensed Products without the express written approval of Jordan, in Jordan's sole and absolute discretion. Thereafter, PTN Media will not distribute or sell any Licensed Product. The parties agree that the distribution and sale or use by others of Licensed Products which were distributed or disseminated by PTN Media or its licensees during the Term or during such Sell-Off Period will not constitute a breach by PTN Media of this Agreement. The provisions of this paragraph will survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by them or their duly authorized representatives as of the date first written above.


                                           /s/Michael Jordan
                                           --------------------------------
                                           MICHAEL JORDAN

                                           Address:

                                           Mr. Michael Jordan
                                           c/o SFX Sports Group, Inc.
                                           5335 Wisconsin Avenue, NW, Suite 850
                                           Washington, DC 20015



                                           PTN MEDIA, INC.

                                           By:/s/Peter Klamka
                                              -----------------------------
                                           Title: Peter Klamka, President

                                           Address:

                                           PTN Media, Inc.
                                           455 East Eisenhower Parkway, Suite 15
                                           Ann Arbor, Michigan 48108

                                   SCHEDULE I



                                       10